                            SCHEDULE 14A INFORMATION
 Proxy Information Pursuant to Section 14(A) of the Securities Exchange Act of
                                      1934

AMENDMENT NO.
Filed by the Registrant  (X)
Filed by a Party other than the Registrant ( )
Check the appropriate box:

( ) Preliminary Proxy Statement ( ) Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))

(X) Definitive Proxy Statement

( ) Definitive Additional Materials

( ) Soliciting Materials Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

NEUROMEDICAL SYSTEMS, INC.
--------------------------
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

(X) No fee required

( ) $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
Item 22(a) (2) of Schedule 14A
( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
( ) Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:
(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1) (Set forth the amount on which the filing fee is calculated and state how it was determined);

(4)  Proposed maximum aggregate value of transaction.
(5)  Total fee paid.

( ) Fee Paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

                                  [NSI LOGO]

                          NEUROMEDICAL SYSTEMS, INC.
                    Focusing Intelligent Vision on Medicine


Office of C. Raymond Larkin, Jr.
Chairman of the Board of Directors

April 7, 1998

Dear Stockholder:

You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Neuromedical Systems, Inc. to be held on Thursday, May 7, 1998 at 10:00 A.M. (Eastern standard time) at the Holiday Inn, Suffern, New York.

At this year's meeting, you will be asked to elect two directors and to ratify the selection of the independent auditors. The Secretary's formal notice of the Annual Meeting and the Company's Proxy Statement appear on the following pages and describe the matters to be acted upon at the Annual Meeting. We urge you to read this information carefully. Your Board of Directors unanimously believes that election of its nominees as directors, and ratification of its selection of independent auditors are in the best interests of the Company and its stockholders and therefore recommends a vote FOR items 1 and 2 on the enclosed proxy card.

During the Annual Meeting, we will review Company developments over the past year and respond to comments and questions from stockholders.

I personally encourage you to attend the Annual Meeting and I look forward to greeting you there. The Annual Meeting is an excellent opportunity to discuss the Company's activities with you in person. If you cannot attend, please be sure to vote your preferences on the enclosed proxy card and return it promptly. Returning the proxy card will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the Annual Meeting.

IT IS IMPORTANT THAT YOUR SHARES OF COMPANY COMMON STOCK BE REPRESENTED AND VOTED WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID ENVELOPE. THANK YOU VERY MUCH.

Sincerely,



C. Raymond Larkin, Jr.
Chairman of the Board

                          NEUROMEDICAL SYSTEMS, INC.
             Two Executive Boulevard, Suffern, New York 10901-4164

                              -------------------

                                PROXY STATEMENT

                              -------------------

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of Neuromedical Systems, Inc. (the "Company"). The proxies will be voted at the Annual Meeting of Stockholders of the Company on May 7, 1998 (the "Annual Meeting") and any adjournments or postponements thereof. Only holders of Company common stock, par value $.0001 per share (the "Common Stock"), held of record at the close of business at 5:00 P.M., Eastern standard time on March 5, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. For each matter which comes before the Annual Meeting, each share held is entitled to one vote. On the Record Date there were 31,055,846 shares of Common Stock outstanding and eligible to vote. This Proxy Statement and the proxy card are first being sent on or about April 7, 1998 to each stockholder entitled to vote at the Annual Meeting. Accompanying this Proxy Statement is the Company's annual report to stockholders for the year ended December 31, 1997.

VOTING AND REVOCATION OF PROXIES

If the enclosed proxy card is executed and returned on or prior to the date of the Annual Meeting and not revoked, all shares of Common Stock represented thereby will be voted. Each proxy will be voted as directed by the stockholder or authorized representative. IF NO SUCH DIRECTION IS SPECIFIED, SIGNED PROXY CARDS WILL BE VOTED FOR PROPOSALS 1 AND 2 IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

VOTING

All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal). The holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy constitute a quorum. Under the Company's Bylaws and Delaware law, shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. The affirmative vote of a plurality of the votes cast (in person or by proxy) at the Annual Meeting will be required for the election of directors. Abstentions, broker non-votes and withholding of authority to vote will have no affect on the outcome of the election of directors. The two director nominees receiving the highest number of votes shall be elected. With respect to all matters other than the election of directors, the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual Meeting, including votes cast as abstentions, will be required. Abstentions will have the effect of a vote "against" such other matters. Broker non-votes will not be included in the determination of the number of votes cast and therefore will have the effect of reducing the number of affirmative votes required to achieve the majority vote with respect to such other matters.

REVOCATION

A stockholder giving a proxy may revoke it at any time before it is voted, by delivery to the Secretary of the Company of a subsequently executed proxy or a written notice of revocation or by voting in person at the Annual Meeting. Attendance at the meeting will not, by itself, revoke a proxy. Returning your completed proxy will not prevent you from voting in person at the Annual Meeting, provided, however, that if your shares of Common Stock are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from such broker, bank or other nominee, a proxy card issued in your name.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

The Board of Directors consists of three classes. Directors hold office for staggered terms of three years and until their successors have been duly elected and qualified. One of the three classes will be elected each year at the Annual Meeting of Stockholders to succeed the directors whose terms are ending. The directors in Class I and Class II are serving terms ending at the Annual Meeting of Stockholders in 1999 and 2000, respectively.

Class III is currently comprised of two directors. Two directors in Class III are to be elected at the 1998 Annual Meeting. Proxies cannot be voted for more than two nominees. The Class III directors so elected will hold office as directors until the year 2001 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

UNLESS OTHERWISE DIRECTED, ALL EXECUTED AND RETURNED PROXIES WILL BE VOTED FOR THE NOMINEES LISTED BELOW. If any one or more of the nominees is unable to serve for any reason or withdraws from nomination, proxies will be voted for the substitute nominee or nominees, if any, proposed by the Board of Directors. The Board of Directors has no knowledge as of the date of this Proxy Statement that any nominee will or may be unable to serve or will or may withdraw from nomination. Each of the Class III nominees is currently serving as a director of the Company. Information is set forth below concerning the Class III director nominees and the directors continuing to serve in Class I and Class II.


                 NOMINEES FOR CLASS III DIRECTOR TERMS ENDING
                AT THE YEAR 2001 ANNUAL MEETING OF STOCKHOLDERS


The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of each nominee Class III director of the Company. The following two nominees have been proposed by the Board of Directors for election as Class III directors of the Company.

MARK R. RUTENBERG, age 46, invented the PAPNET(R) Testing System in 1987 and founded the Company in 1988. Mr. Rutenberg currently serves as non-executive Vice-Chairman of the Board of Directors. He served as the Company's President and Chief Executive Officer from its inception through June 1997 and as Chairman of the Board from inception until November 1997. From 1980 to 1988, Mr. Rutenberg was responsible for the management and marketing of several advanced defense programs. Mr. Rutenberg is an inventor named in patents in the areas of reliable system design, image analysis and cancer cell detection. Mr. Rutenberg holds a B.A. from Oberlin College in neuropsychology, and received an M.S. in Electrical Engineering from Cleveland State University. Under the terms of Mr. Rutenberg's Restated Employment Agreement, dated June 29, 1997, the Company agreed to renominate Mr. Rutenberg for election to the Board of Directors at the 1998 Annual Meeting of Stockholders. Mr. Rutenberg and Mr. Genberg, another member of the Board of Directors, are first cousins.

ELIZABETH COGAN FASCITELLI, age 39, has served as a director of the Company since 1993. Ms. Fascitelli has been employed by the investment banking firm of Goldman, Sachs & Co. since 1984 and is a Managing Director in their Principal Investment Area.


               THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR
          OF EACH NAMED NOMINEE SET FORTH ABOVE IN PROPOSAL NUMBER 1.

                    CLASS I DIRECTORS WHOSE TERMS END AT THE
                      1999 ANNUAL MEETING OF STOCKHOLDERS


CARL GENBERG, age 46, has served as a director of the Company since 1990. Mr. Genberg is currently President of Cytology West, Inc., which is the territorial licensee of the PAPNET(R) technology for the states of Nevada, Arizona, Utah and San Diego County, California. Until June 1993, Mr. Genberg was General Counsel of the Company. Messrs. Rutenberg and Genberg are first cousins.

ARTHUR L. HERBST, M.D., age 66, has served as a director of the Company since June 1996. Dr. Herbst has served since 1976 as Chairman of the OB-GYN Department and Joseph Bolivar DeLee Distinguished Service Professor at the University of Chicago.

UZI ISH-HURWITZ, age 54, has served as a director of the Company since June 1996. Mr. Ish-Hurwitz joined the Company in April 1993 and has served in several executive capacities, including as Co-Chief Executive Officer of the Company from July 1997 until November 1997. Mr. Ish-Hurwitz was the co-founder of Indigo Graphic Systems, Ltd. (Rehovot, Israel), and served as its President from 1987 to 1992. From 1973 to 1986, Mr. Ish-Hurwitz served as Vice President-Operations of Scitex Corporation, Ltd. (Israel). Mr. Ish-Hurwitz is a graduate of the Technion-Israeli Institute of Technology with a B.Sc. in Electrical Engineering and has completed fellowship programs at the London Business School and the Harvard Business School Advanced Management Program.


                   CLASS II DIRECTORS WHOSE TERMS END AT THE
                   YEAR 2000 ANNUAL MEETING OF STOCKHOLDERS


C. RAYMOND LARKIN, JR., age 49, has served as a director of the Company since February 1996 and as non-executive Chairman of the Board since November 1997. Mr. Larkin served as President and Chief Executive Officer of Nellcor Puritan Bennett, Inc., a medical device company which is a division of Mallinckrodt, Inc., from November 1989 through March 1998.

PAUL R. SOHMER, M.D., age 49, has served as President, Chief Executive Officer and a director of the Company since November 1997. Prior to joining the Company, from 1993 to 1996 he served as President of Genetrix, Inc., the largest privately-owned U.S. genetics services company. From 1996 until November 1997, Dr. Sohmer provided consulting services to the investment community and industry, and evaluated investment and strategic opportunities in early and mid-stage technology and specialty care companies. From 1991 through 1992, Dr. Sohmer served as the Corporate Vice President of Professional Services and President of the Professional Services Organization for the Nichols Institute, a clinical laboratory company where he was responsible for marketing, sales, information services and clinical studies.

STUART M. ESSIG, age 36, has served as a director of the Company since 1993. In December 1997 Mr. Essig became President and Chief Executive Officer of Integra LifeSciences Corporation, a medical technology company focusing on tissue regeneration. Prior to his affiliation with Integra, in 1988 he joined the investment banking firm of Goldman, Sachs & Co. where he served in various capacities, including, from 1996 until December 1997, as a Managing Director in their Investment Banking Division, Healthcare Department.


     FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors of the Company directs the management of the business and affairs of the Company, as provided by Delaware law. The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. From time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues. From July through November 1997 the non-employee members of the Board of Directors coordinated the search and hiring of a new President and CEO of the Company. In March 1998 the Board of Directors established a Nominating Committee.

  MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held six meetings during 1997. Each incumbent director participated in 75% or more of the aggregate number of 1997 meetings of the Board of Directors and 1997 meetings of the respective committees on which each such director served.

The Audit Committee's principal functions are to meet with the Company's independent accountants to review the Company's internal controls and financial management practice, review the annual audit of the Company by its independent auditors, review the annual financial statements of the Company and the related audit report of the Company as prepared by the independent auditors, recommend the selection of independent auditors each year and review audit and any non-audit fees paid to the Company's independent auditors. The Audit Committee reports its findings and recommendations to the Board of Directors for appropriate action. The Audit Committee held three meetings in 1997. The 1997 Audit Committee was composed of two non-employee directors, Stuart M. Essig and
C. Raymond Larkin, Jr., each of whom is continuing to serve as a member of the Audit Committee at the date of this Proxy Statement.

The Compensation Committee recommends to the Board of Directors compensation for the Company's employees. The Compensation Committee held two meetings in 1997. The 1997 Compensation Committee was composed of three non-employee directors, Elizabeth Cogan Fascitelli, Carl Genberg and Arthur L. Herbst, M.D., all of whom are continuing to serve as members of the Compensation Committee at the date of this Proxy Statement. Discussion of the Compensation Committee's recommendations may be found below under the caption "Report on 1997 Executive Compensation."

The non-employee members of the Board of Directors as a group coordinated the search for a new President and CEO of the Company and presented material issues, developments and recommendations to the entire Board of Directors for deliberation. Such non-employee members of the Board were C. Raymond Larkin, Jr., Elizabeth Cogan Fascitelli, Stuart M. Essig, Carl Genberg and Arthur L. Herbst, M.D. A separate committee was not established by the Board of Directors for the search and hiring of a new President and CEO of the Company.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Decisions with respect to compensation for the 1997 fiscal year were made by the entire Board of Directors on the recommendation of the Compensation Committee. Members of the Compensation Committee are outside directors who are not officers or employees of the Company or its subsidiaries and are not eligible to participate in any of the plans or programs that such committee administers.

The Company has entered into consulting agreements with various individuals prominent in the field of cytology, pathology and gynecologic oncology, including Dr. Arthur L. Herbst, a director who serves on the Compensation Committee. Dr. Herbst's consulting agreement provides the Company with additional intellectual resources in the areas of product development, commercialization and clinical studies of the PAPNET(R) Testing System. Dr. Herbst's consulting agreement provided for an annual base fee of $20,000 plus expenses and additional fees for special projects. The agreement with Dr. Herbst expired at the end of 1997. The Company is currently negotiating a new agreement with Dr. Herbst which is expected to be substantially the same as the prior agreement and to have a term ending on December 31, 1999. The Company paid Dr. Herbst approximately $32,000, $36,000 and $28,000 in 1997, 1996 and 1995, respectively, plus reimbursement of expenses incurred in connection with such services. The Company believes that the terms of Dr. Herbst's consulting agreement are no less favorable than the terms it has received for similar agreements entered into with parties unaffiliated with the Company.

Carl Genberg, a director of the Company, has served as a technical consultant to the Company with respect to matters relating to product development and analysis of competitor products. During 1997 Mr. Genberg was paid $62,000 by the Company for his services in such capacity, plus reimbursement of expenses incurred in connection with such services. The Company believes that the terms of Mr. Genberg's consulting arrangement are no less favorable than the terms it has received for similar arrangements entered into with consultants unaffiliated with the Company.

From 1989 through 1991, the Company sold various long-term territorial license agreements (the "License Agreements") for the PAPNET(R) Testing System. Following mergers of the various entities holding the License

Agreements, there are currently two licensees. Carl Genberg, a director of the Company and member of the Compensation Committee, has significant ownership interests in the two licensees and is an officer and director of Cytology West, Inc., holder of the License Agreement relating to Arizona, Nevada, Utah and San Diego County. The holders of the License Agreements receive royalties on an annual basis which the Company estimates will be approximately 10% of its United States revenues over the term of the License Agreements, however, the actual expense of such royalties may differ from the estimated percentage depending on variation in geographical origin of Company revenues. In 1997, the Company's royalty obligation was equal to approximately 18.9% of the Company's United States revenues, because a disproportionate share of revenues came from certain licensed territories. The Company's aggregate royalty expense incurred under the License Agreements was approximately $988,000, $286,000 and $87,000 in 1997, 1996 and 1995, respectively. In accordance with a settlement agreement entered into in 1995 which clarified previously disputed elements of the License Agreements, the Company is renegotiating revised licenses (the "Restated Licenses") with the two licensees pursuant to which the rights and obligations will be clarified but as to which the economic terms will not be materially altered except that slides received by the Company from multistate national laboratories will be deemed to have been received from the licensed territories pro rata with respect to each territory's population as a percentage of the entire United States population. The Restated Licenses will expire on December 31, 2025. The Company believes that the terms of the foregoing transactions involving Mr. Genberg are no less favorable than the terms it has received for similar transactions entered into with persons unaffiliated with the Company.

The Board of Directors are of the opinion that the consulting arrangements with Dr. Herbst and Mr. Genberg do not affect their respective objectivity or performance as members of the Compensation Committee. In the opinion of the Board of Directors, all of the directors serving on the Compensation Committee are independent of Management and free of any relationship that would interfere with their exercise of independent judgment.

                           COMPENSATION OF DIRECTORS

The Company's 1993 Stock Incentive Plan, as amended and restated October 25, 1995 (the "Incentive Plan") provides for the non-discretionary grant of options to each of the Company's non-employee directors ("Director Options") of (i) 2,500 shares of Common Stock to each non-employee director who becomes a member of the Board of Directors after October 25, 1995 upon election or appointment and (ii) an additional 2,500 shares of Common Stock annually on the first business day following the annual meeting of the stockholders to non-employee directors continuing to serve at such date. The exercise price of such options granted under the Incentive Plan is set at the closing price of publicly traded Common Stock on the day immediately preceding the grant date. The options granted under the Incentive Plan vest six months and one day following the date of grant.

The members of the Board of Directors receive reimbursement of their expenses incurred in connection with attendance at Board of Directors and committee meetings.

The Company's compensation to non-employee directors consists of an annual retainer of $6,000, a fee of $1,000 for each meeting attended on location ($500 for telephonic meetings), $500 for Board of Directors' committee meetings held on the same day as a Board meeting, and $1,000 for committee meetings ($500 for telephonic committee meetings) which are held on separate days from Board meetings.

In December 1997, non-employee members of the Board of Directors were each granted a one-time fee of $10,000 as compensation for time spent on matters related to the search and hiring of a new President and CEO of the Company. In lieu of such cash fee, each such Committee member was provided with an alternative to accept restricted Common Stock in an amount equivalent to the cash fee as determined by the closing quote on NASDAQ on the business day immediately prior to the grant date, which was $3.156 per share. Mr. Genberg declined acceptance of his fee. Mr. Larkin and Dr. Herbst each accepted 3,168 shares of restricted Common Stock in lieu of the cash fee. Ms. Cogan Fascitelli and Mr. Essig accepted the cash fee notwithstanding their preference for restricted Common Stock because upon advice of counsel, given their particular circumstances, such acceptance would potentially constitute a violation of the rules and regulations of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the close of business on March 14, 1998 (unless otherwise noted), information regarding the beneficial ownership of the Company's Common Stock by (i) directors, (ii) the individuals serving as Chief and Co-Chief Executive Officer during the year ended December 31, 1997, (iii) three of the Company's most highly compensated executive officers and two former executive officers serving at the year ended December 31, 1997 (referred to hereafter together with the individuals serving during 1997 in the capacity of Chief and Co-Chief Executive Officers, as the "Named Executive Officers"), (iv) all directors and executive officers of the Company as a group and (v) each person or entity known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock.


                                                                                  Amount Beneficially
Title of Class                     Name and Address of Beneficial Owner                 Owned (1)              Percent of Class
--------------                     ------------------------------------                 -------                ----------------
Common Stock                     The Goldman Sachs Group, L.P.                              8,337,395                  26.8%
                                   and related investors (2)
                                   85 Broad Street, New York, NY 10004
Common Stock                     H and S Trust and related investors (3)                    3,751,676                  12.0%
                                   Suite 3C, Centre Plaza
                                   Horseback Lane
                                   Gibraltar
Common Stock                     Edelson Technology                                         1,871,465                   5.9%
                                   Partners II, L.P. (4)
                                   Whiteweld Centre
                                   Woodcliff Lake, NJ 07675
Common Stock                     Paul R. Sohmer, M.D. (5)                                     140,000                     *
Common Stock                     Mark R. Rutenberg (6)                                      1,358,804                   4.3%
Common Stock                     Elizabeth Cogan Fascitelli (7)                                 7,500                     *
Common Stock                     Stuart M. Essig (8)                                           10,000                     *
Common Stock                     Carl Genberg (9)                                              23,351                     *
Common Stock                     Arthur L. Herbst, M.D. (10)                                   18,768                     *
Common Stock                     C. Raymond Larkin, Jr. (11)                                   13,168                     *
Common Stock                     Uzi Ish-Hurwitz  (12)                                        109,299                     *
Common Stock                     David Duncan, Jr. (13)                                        57,268                     *
Common Stock                     Zeev Hadass (14)                                              66,000                     *
Common Stock                     John B. Henneman, III (15)                                    97,014                     *
Common Stock                     James M. Herriman (16)                                       206,769                     *
Common Stock                     Laurie J. Mango, M.D. (17)                                   206,769                     *
Common Stock                     Andrew C. Panagy (18)                                         83,468                     *
Common Stock                     All directors and executive officers as a
                                   group (14 persons, including the
                                   individuals listed above) (19)                           2,496,854                   7.8%

*    Less than 1% beneficial ownership.

(1) This table is based upon information supplied by directors, current and former executive officers, and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the "SEC"). The words

     "group" and "beneficial" are as defined in regulations issued by the SEC. Beneficial ownership under such definition means possession of sole or shared voting power, or sole or shared investment and dispositive power, and includes shares which the individuals shown have the right to acquire on March 14, 1998 or within 60 days thereafter. Except as otherwise indicated in the footnotes to this table, the persons named have sole voting, investment and dispositive power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Based on information provided to the Company dated February 27, 1998. Includes shares of Common Stock beneficially owned by certain investment limited partnerships of which affiliates of the Goldman Sachs Group, L.P. ("GS Group") are the general partners or the managing general partners. GS Group owns 125,000 shares of Common Stock. Also includes 1,481,500 shares of Common Stock held in managed accounts (the "Managed Accounts") for which Goldman, Sachs & Co. exercises voting or investment authority, or both, and 1,196 shares of Common Stock acquired in the ordinary course of business by Goldman, Sachs & Co. Also includes options exercisable for 15,000 shares of Common Stock in respect of Ms. Fascitelli's and Mr. Essig's service on the Board of Directors which are beneficially owned by GS Group. GS Capital Partners, L.P. ("GSCP") beneficially owns 5,371,758 shares of Common Stock; Stone Street Fund 1993, L.P. ("Stone Street") beneficially owns 634,673 shares of Common Stock; and Bridge Street Fund 1993, L.P. ("Bridge Street," and together with Stone Street and GSCP, the "Limited Partnerships") beneficially owns 708,268 shares of Common Stock. GS Group disclaims beneficial ownership of shares of Common Stock held (i) by the Limited Partnerships to the extent partnership interests in such partnerships are held by persons other than GS Group and its affiliates and
     (ii) in the Managed Accounts. GS Group shares voting and dispositive power with respect to all shares reported as beneficially owned, other than the 125,000 shares and the 15,000 options beneficially owned by GS Group.

(3) Based on Schedule 13G/A filed with the SEC on February 13, 1997 with respect to H and S Trust's beneficial ownership of an aggregate of 3,751,676 shares of the Company's Common Stock held of record by three Netherlands Antilles corporations: Leadville A.V.V., Tehila Holdings A.V.V. and Marineland A.V.V. H and S Trust is the sole stockholder of such corporations. Included in such shares beneficially owned by H and S Trust, Leadville A.V.V. is the holder of record of 1,815,642 shares of Common Stock which represents approximately 5.9% of the Company's outstanding shares. H and S Trust has sole voting and sole dispositive power with respect to all shares which it beneficially owns.

(4) Based on information provided to the Company dated as of March 1, 1998. Includes 216,650 shares of Common Stock held of record by Edelson Technology Partners III, L.P., a limited partnership under common control with Edelson Technology Partners II, L.P.

(5) Includes 70,000 shares of Common Stock held of record in a self-directed Investment Retirement Account.

(6) Includes an option exercisable for 500,000 shares of Common Stock. Such amount does not include the performance-based option which becomes exercisable only under certain circumstances for 813,273 shares of Common Stock (described below in footnote (11) to the "Summary Compensation Table").

(7) Includes options exercisable for 7,500 shares of Common Stock granted in respect of Ms. Fascitelli's service on the Board of Directors. Ms. Fascitelli is an officer of Goldman, Sachs & Co. Share data shown excludes other shares and options for Common Stock shown as held by the Goldman Sachs Group, L.P. and related investors set forth above in footnote (2). Ms. Fascitelli has an understanding with the Goldman Sachs Group, L.P., pursuant to which she holds such stock options for the benefit of the GS Group. Ms. Fascitelli does not have any pecuniary interest in the stock options and therefore disclaims beneficial ownership.

(8) Includes options exercisable for 7,500 shares of Common Stock granted in respect of Mr. Essig's service on the Board of Directors. Mr. Essig is a former officer of Goldman, Sachs & Co. Mr. Essig has an understanding with the Goldman Sachs Group, L.P., pursuant to which he holds such stock options for the benefit of the GS Group. Mr. Essig does not have any pecuniary interest in the stock options and therefore disclaims beneficial ownership.

(9) Includes options exercisable for 7,500 shares of Common Stock granted in respect of Mr. Genberg's service on the Board of Directors.

(10) Includes 800 shares of Common Stock held by Dr. Herbst's wife as to which shares Dr. Herbst disclaims beneficial ownership. Includes options exercisable for 7,500 shares of Common Stock granted in respect of Dr. Herbst's service on the Board of Directors.

(11) Includes options exercisable for 7,500 shares of Common Stock granted in respect of Mr. Larkin's service on the Board of Directors.

(12) Includes options exercisable for 102,870 shares of Common Stock.

(13) Includes options exercisable for 50,000 shares of Common Stock.

(14) Includes options exercisable for 66,000 shares of Common Stock.

(15) Includes 750 shares of Common Stock owned in the aggregate by the spouse and children of Mr. Henneman, as to which shares Mr. Henneman disclaims beneficial ownership. Includes options exercisable for 82,000 shares of Common Stock.

(16) Includes options exercisable for 89,000 shares of Common Stock. Includes 6,214 shares of Common Stock and options exercisable for 106,250 shares of Common Stock owned by the spouse of Mr. Herriman, as to which shares Mr. Herriman disclaims beneficial ownership. Mr. Herriman is married to Dr. Mango, an officer of the Company.

(17) Includes options exercisable for 106,250 shares of Common Stock. Includes 5,305 shares of Common Stock and options exercisable for 89,000 shares of Common Stock owned by the spouse of Dr. Mango, as to which shares Dr. Mango disclaims beneficial ownership. Dr. Mango is married to James M. Herriman, a former officer of the Company.

(18) Includes options exercisable for 80,000 shares of Common Stock.

(19) The shares of Common Stock shown with respect to directors and named executive officers include options exercisable within 60 days for an aggregate of 1,123,620 shares of Common Stock at exercise prices ranging from $4.00 to $22.63 per share, all of which shares of Common Stock were deemed outstanding for purposes of computing the percentage of shares of Common Stock outstanding and beneficially owned. Directors and named executive officers also hold options that are not presently exercisable with respect to an additional 2,272,937 shares of Common Stock which, in accordance with the rules of the SEC, are not included in the table.

               (Proxy Statement Continues on the Following Page)

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

The Summary Compensation Table provides certain compensation information for the Named Executive Officers for services rendered in all capacities during the years ended December 31, 1997, 1996 and 1995. The table includes the dollar value of base salary, bonuses earned, option awards (shown in number of shares of Common Stock) and certain other compensation, whether paid or deferred.
Bonus amounts shown as awarded with respect to 1997 and 1996 compensation were granted in February 1998 and 1997, respectively.

                                                                                        Long-Term
                                                     Annual Compensation           Compensation Awards
                                                  ---------------------------------------------------------
                                                                   Other                  Securities
                                                                  Annual                  Underlying          All other
                                                                  Compen-    Restricted Options/SARs          Compen-
Name and Principal Position         Year   Salary    Bonus        sation                      (#)             sation (1)
-----------------------------------------------------------------------------------------------------------------------------
Paul R. Sohmer, M.D. (2)..........  1997  $ 55,865        -             -             -     1,000,000    (3)          -
 President and CEO
David Duncan, Jr..................  1997   144,700        -             -             -        20,000    (4)    $48,648   (12)
 Former Officer                                                         -             -        16,000    (5)          -
                                    1996   125,000   25,000             -             -             -                 -
                                    1995   125,000   45,750  (6)        -             -             -                 -
Zeev Hadass.......................  1997   144,700        -             -             -        20,000    (4)          -
 Vice President Product                                                 -             -        16,000    (5)          -
 Development and Lab                1996   125,000   25,000             -             -             -                 -
 Support                            1995   125,000        -             -             -        50,000    (7)          -
John B. Henneman, III (8).........  1997   144,700   22,650             -             -        20,000    (4)          -
 Executive Vice President of                                            -             -        16,000    (5)          -
    US Operations, Secretary        1996   125,000   25,000             -             -             -                 -
     and Chief Legal Officer        1995   125,000   57,600  (6)        -             -        25,000    (9)          -

James M. Herriman.................  1997   144,700        -             -             -        20,000    (4)          -
 Former Officer                                                         -             -        16,000    (5)          -
                                    1996   125,000   25,000             -             -             -                 -
                                    1995   125,000   68,400  (6)        -             -             -                 -
Uzi Ish-Hurwitz (8)...............  1997   168,706   22,650             -             -        35,000    (4)          -
 Executive Vice President   of                                          -             -        28,000    (5)          -
  Technical Operations              1996   150,000   25,000             -             -             -                 -
 and Chief Technical Officer,       1995   150,000   90,000  (6)        -             -             -                 -
 President, NSI Israel Ltd.
Laurie J. Mango, M.D..............  1997   144,700        -             -             -        20,000    (4)          -
 Vice President and   Chief                                             -             -        16,000    (5)          -
  Medical Officer                   1996   125,000   25,000             -             -             -                 -
                                    1995   125,000   80,000  (6)        -             -             -                 -

Andrew C. Panagy..................  1997   144,700        -             -             -        20,000    (4)          -
 Vice President, Marketing                                              -             -        16,000    (5)          -
 and Sales                          1996   125,000   25,000             -             -             -                 -
                                    1995   125,000   45,750  (6)        -             -             -                 -
Mark R. Rutenberg (10)............  1997   197,067        -             -             -        70,000    (4)          -
 Non-Executive Vice                                                     -             -        56,000    (5)          -
 Chairman of the Board              1996   175,000   25,000             -             -             -                 -
                                    1995   175,000  131,000             -             -       813,273   (11)          -

(1) Excludes certain perquisites which do not exceed the lesser of $50,000 or 10% of the Named Executive

     Officer's aggregate salary and bonus.

(2) Dr. Sohmer was appointed President and CEO of the Company on November 4, 1997. Prior to such date he was not affiliated with the Company and therefore information with respect to 1996 and 1995 compensation are not applicable.

(3) Dr. Sohmer received two option grants in connection with his appointment as President and CEO of the Company, all of which options were granted outside of the Incentive Plan. The first such option is exercisable for 750,000 shares of Common Stock at an exercise price of $4.56 per share, and the second option is exercisable for 250,000 shares of Common Stock at an exercise price of $10.00 per share, with each such option vesting at a rate of 25% per year commencing on the first anniversary of the date of grant and having a ten year term.

(4) Such options were issued on February 13, 1997 at an exercise price of $10.125 per share, vesting 20% per year commencing on the first anniversary of the date of grant. Under a replacement option plan offered by the Board of Directors and accepted by the Named Executive Officers, effective July 28, 1997, all of such options were canceled prior to vesting. See footnote
     (5) below and further information set forth below under the captions, "Option Grants In 1997 Fiscal Year" and "Ten Year Option Repricings."

(5) Options issued pursuant to a replacement option plan offered by the Board of Directors and accepted by the Named Executive Officers, effective July 28, 1997. Such amount equals 80% of the respective options granted to such individual since October 1, 1996 and subsequently canceled under the foregoing replacement option plan. Such options have an exercise price of $4.00 per share and a vesting period of 25% per year commencing at the first anniversary of the date of such replacement grant. Such options are subject to 25% early vesting if the Named Executive Officer is terminated without cause by the Company on or prior to June 30, 1998. See footnote
     (4) above and further information set forth below under the captions, "Option Grants In 1997 Fiscal Year" and "Ten Year Option Repricings."

(6) One-half of the bonus amounts shown were paid, at the election of the named individual, in the form of shares of Common Stock at a fair market price of $7.00 per share, which in the aggregate amounted to 17,136 shares issued by the Company.

(7) Option grant vests 20% at each anniversary of the date of grant and becomes fully vested in the year 2000; each option is exercisable at $7.00 per share of Common Stock.

(8) Messrs. Henneman and Ish-Hurwitz served as Co-CEOs of the Company from June 30, 1997 to November 3, 1997.

(9) Option grant vests 20% at each anniversary of the date of grant and becomes fully vested in the year 2000; each option is exercisable at $6.00 per share of Common Stock.

(10) During 1997, Mr. Rutenberg served as President and CEO of the Company from January 1, 1997 through June 29, 1997, for which services he was compensated $97,067, plus a bonus granted in February 1997 with respect to his services to the Company during fiscal year 1996. From June 30, 1997 through December 31, 1997, Mr. Rutenberg remained a non-executive employee of the Company for which services he was compensated $100,000.

(11) The Company granted to Mr. Rutenberg a performance-based option under the Incentive Plan exercisable under certain conditions for 813,273 shares of Common Stock (the "Performance Based Option"). The following description of the Performance Based Option is qualified in its entirety by reference to the complete Incentive Plan, a copy of which has been filed with the SEC as an exhibit among the Company's required filings pursuant to federal securities laws. The Performance Based Option may be exercised at a price equal to the Company's initial public offering price of the Common Stock ($15.00 per share) and covers 813,273 shares of Common Stock which is designed to produce an option value of $12.5 million if at any time during the option's ten-year term either of the following events occurs (the "Performance Goal"): (i) the Company's share price over any 90 consecutive day period reaches $30.37 (the "Target Price") or (ii) all or substantially all of the Company's shares of Common Stock are acquired (an "Acquisition") at or above the Target Price. If the Performance Goal is attained, the option will become exercisable as to one-third of the number of shares of Common Stock subject thereto on the later of (i) December 7, 1998 or (ii) the date that the Performance Goal is attained (the "Initial Vesting Date"), and will become exercisable as to an additional one-third of the shares of Common Stock subject thereto on each of the first two anniversaries of the Initial Vesting Date; provided, however, that, if Mr. Rutenberg's employment is terminated by the Company without cause following an Acquisition that occurs following or simultaneously with the attainment of the Performance Goal, the option will be fully exercisable. No additional vesting will occur following Mr. Rutenberg's termination of employment or the expiration of the option's ten-year term. Under the terms of Mr. Rutenberg's Restated Employment Agreement (discussed in further detail below under the caption "Employment Agreements"), following Mr. Rutenberg's termination of employment with the Company for any reason other than for cause, to the extent vested and exercisable at the time of such termination the option may be exercised for a period of eight and one-half years after such date. The option provides for equitable adjustments to the Performance Goal, the number of shares of Common Stock subject to the option and the exercise price in the event of a corporate change in capitalization. The exercisability of the option will not accelerate upon the occurrence of a corporate change in control, and the option will terminate in connection with an Acquisition if the Performance Goal is not attained prior to or in connection with the Acquisition.

(12) Reimbursement of relocation expenses.


                       OPTION GRANTS IN 1997 FISCAL YEAR

The following tables show for the year ended December 31, 1997 certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers. On February 13, 1997, the Board of Directors granted an aggregate of 225,000 stock options to the Named Executive Officers (the "February Options"). Under a replacement option plan (the "Replacement Plan") offered by the Board of Directors and accepted by the Named Executive Officers, effective July 28, 1997, all options granted since October 1, 1996 (including the February Options) were canceled prior to vesting and 180,000 replacement options were issued, vesting at a rate of 25% at each anniversary of the date of grant and having a term of ten years, with each such grant amount equivalent to 80% of their respective options canceled (the "Replacement Options"). In addition, Dr. Sohmer was granted an aggregate of 1,000,000 options in connection with his appointment as President and CEO of the Company on November 4, 1997. The foregoing transactions resulted in a net grant of 1,180,000 stock options to the Named Executive Officers during the fiscal year ended December 31, 1997. See further discussion below under the caption "Report on 1997 Executive Compensation."

                                                                                             Potential Realizable Value at Assumed
                                                                                           Annual Rates of Stock Price Appreciation
                                                Individual Grants                                     for Option Term (1)
                                  -------------------------------------------------------  -----------------------------------------
                                                      % of Total
                                     Number of         Options
                                     Securities       Granted to   Exercise
                                     Underlying       Employees    or Base
                                      Options         in Fiscal     Price     Expiration
Name                                  Granted            Year       ($/sh)       Date           5%                 10%
-----                                 -------            ----       ------       ----           ---                ----
Paul R. Sohmer, M.D................     750,000             26.2%    $ 4.56      11/4/07     $2,152,235        $5,454,185
                                        250,000              8.7%     10.00      11/4/07              0           458,812
David Duncan, Jr...................      20,000  (2)         0.7%     10.13      2/13/07        127,351           322,733
                                         16,000              0.6%      4.00      7/28/07         40,249           102,000
Zeev Hadass........................      20,000  (2)         0.7%     10.13      2/13/07        127,351           322,733
                                         16,000              0.6%      4.00      7/28/07         40,249           102,000
John B. Henneman, III..............      20,000  (2)         0.7%     10.13      2/13/07        127,351           322,733
                                         16,000              0.6%      4.00      7/28/07         40,249           102,000
James M. Herriman..................      20,000  (2)         0.7%     10.13      2/13/07        127,351           322,733
                                         16,000              0.6%      4.00      7/28/07         40,249           102,000
Uzi  Ish-Hurwitz...................      35,000  (2)         1.2%     10.13      2/13/07        222,865           564,782
                                         28,000              1.0%      4.00      7/28/07         70,436           178,499
Laurie J. Mango, M.D...............      20,000  (2)         0.7%     10.13      2/13/07        127,351           322,733

                                         16,000              0.6%      4.00      7/28/07         40,249           102,000
Andrew Panagy......................      20,000  (2)         0.7%     10.13      2/13/07        127,351           322,733
                                         16,000              0.6%      4.00      7/28/07         40,249           102,000
Mark R. Rutenberg..................      70,000  (2)         2.5%     10.13      2/13/07        445,729         1,129,565
                                         56,000              2.0%      4.00      7/28/07        140,872           356,998

(1) The potential realizable value is based on the term of the option at the time of its grant, which is ten years for the stock options granted to the Named Executive Officers in the table. The assumed 5% and 10% annual rates of appreciation over the term of the options are set forth in accordance with rules and regulations adopted by the SEC and do not represent the Company's estimates of stock price appreciation. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate, compounded annually, for the entire term of the option and that the option is exercised and the stock is sold on the last day of its term at this appreciated stock price. No valuation method can accurately predict future stock prices or option values because there are too many unknown factors. No gain to the optionee is possible unless the stock price increases over the option term. Such a gain in stock price would benefit all stockholders.

(2) All of such options were canceled on July 28, 1997 prior to vesting pursuant to acceptance by the Named Executive Officers of the Replacement Plan, as discussed in further detail below under the caption, "Report On 1997 Executive Compensation." Notwithstanding the fact that all such stock options have been canceled, and that the recipients of such grants have no present or future beneficial ownership interest in such options, for purposes of compliance with the Exchange Act all option grants and related information must be disclosed.


                           TEN-YEAR OPTION REPRICINGS

The following table provides information on the 1997 Replacement Plan by the Board of Directors with respect to certain stock options held by the Named Executive Officers. Under the Replacement Plan effective July 28, 1997, the Board of Directors offered, and the Named Executive Officers serving at such date accepted, a plan pursuant to which all options granted since October 1, 1996 were canceled and Replacement Options were issued, with each respective replacement grant equal to 80% of the number of options canceled, vesting at a rate of 25% per year and having a term of ten years. The Replacement Plan is discussed in further detail below under the caption, "Report on 1997 Executive Compensation."



                                           Number of        Number of       Market Price of
                                            Options     Canceled Options   Stock At time of
             Name                Date      Canceled         Replaced          Replacement
----------------------------------------------------------------------------------------------
David Duncan, Jr..............  7/28/97    20,000             16,000              $4.00
Former Officer
Zeev Hadass...................  7/28/97    20,000             16,000               4.00
Vice President Product
 Development and Lab Support
John B. Henneman, III.........  7/28/97    20,000             16,000               4.00
Executive Vice President of
 US Operations, Secretary and
 Chief Legal Officer
James M. Herriman.............  7/28/97    20,000             16,000               4.00
Former Officer


                                      Exercise Price                     Length of Original
                                       of Canceled                           Option Term
                                      Options at Time   New Exercise     Remaining at Date
                                      of Replacement        Price          of Replacement
--------------------------------------------------------------------------------------------
David Duncan, Jr..............          $10.13              $4.00         9 years 6 months
Former Officer
Zeev Hadass...................           10.13               4.00         9 years 6 months
Vice President Product
 Development and Lab Support
John B. Henneman, III.........           10.13               4.00         9 years 6 months
Executive Vice President of
 US Operations, Secretary and
 Chief Legal Officer
James M. Herriman.............           10.13               4.00         9 years 6 months
Former Officer

                                           Number of        Number of       Market Price of
                                            Options     Canceled Options   Stock At time of
Name                              Date      Canceled         Replaced          Replacement
----------------------------------------------------------------------------------------------
Uzi  Ish-Hurwitz..............  7/28/97     35,000             28,000               4.00
Executive Vice President
of Technical Operations
and Chief Technical Officer,
President, NSI Israel Ltd.
Laurie J. Mango, M.D..........  7/28/97     20,000             16,000               4.00
Vice President and Chief
 Medical Officer
Andrew Panagy.................  7/28/97     20,000             16,000               4.00
Vice President, Marketing and
 Sales
Mark R. Rutenberg.............  7/28/97     70,000             56,000               4.00
Non-Executive Vice
Chairman of the Board

                                       Exercise Price                     Length of Original
                                        of Canceled                           Option Term
                                       Options at Time   New Exercise     Remaining at Date
                                       of Replacement        Price          of Replacement
 --------------------------------------------------------------------------------------------
Uzi  Ish-Hurwitz..............              10.13             4.00        9 years 6 months
Executive Vice President
of Technical Operations
and Chief Technical Officer,
President, NSI Israel Ltd.
Laurie J. Mango, M.D..........              10.13             4.00        9 years 6 months
Vice President and Chief
 Medical Officer
Andrew Panagy.................              10.13             4.00        9 years 6 months
Vice President, Marketing and
 Sales
Mark R. Rutenberg.............              10.13             4.00        9 years 6 months
Non-Executive Vice
Chairman of the Board

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997
                    AND FISCAL YEAR-END 1997 OPTION VALUES

The following table sets forth certain information regarding exercised options and the number of shares of Common Stock covered by both exercisable and unexercisable options on Common Stock held by the Named Executive Officers as of December 31, 1997. Each of these options was granted at exercise prices ranging from $4.00 to $15.00 per share. Each is a non-qualified option with a ten-year term. Pursuant to action of the Board and amendment of the relevant option agreements, in connection with the appointment of a new President and CEO of the Company, the vested portion of such options may be exercised for a period up to two years after termination of employment without cause, so long as the optionee remains employed with the Company until June 30, 1998. In the case of Messrs. Henneman and Ish-Hurwitz, such exercise period is extended for a period of up to three years. Of the unexercisable options granted to Mark R. Rutenberg, 813,273 are subject to the terms of the Performance Based Option whose vesting and exercise period are described in footnote (11) of the Summary Compensation Table above.


                                                                           Number of Securities
                                                                     Underlying Unexercised Options at
                                                                              Fiscal Year-End
                                                                   -----------------------------------
                                      Shares            Value
                                   Acquired on          -----
Name                               Exercise (#)    Realized ($) (2)    Exercisable     Unexercisable
----                               -------------   ----------------  ---------------  ----------------
Paul R. Sohmer, M.D............                 0               $0                 0         1,000,000
David Duncan, Jr...............                 0                0            50,000            16,000
Zeev Hadass....................                 0                0            66,000            46,000
John B. Henneman, III..........                 0                0            77,000            31,000
James M. Herriman..............                 0                0            89,000            16,000
Uzi  Ish-Hurwitz...............                 0                0           102,870            28,000
Laurie J. Mango, M.D...........                 0                0           106,250            16,000
Andrew C. Panagy...............                 0                0            80,000            16,000
Mark R. Rutenberg..............                 0                0           500,000           869,273

                                                         Value of Unexercised
                                                             In-the-Money
                                                              Options at
                                                         Fiscal Year-End (1)
                                                    ---------------------------

                                            Exercisable     Unexercisable
                                            -----------  --------------------

Paul R. Sohmer, M.D............                      $0                   $0
David Duncan, Jr...............                       0                    0
Zeev Hadass....................                       0                    0
John B. Henneman, III..........                       0                    0
James M. Herriman..............                       0                    0
Uzi  Ish-Hurwitz...............                       0                    0
Laurie J. Mango, M.D...........                       0                    0
Andrew C. Panagy...............                       0                    0
Mark R. Rutenberg..............                       0                    0



(1) Values for "in-the-money" outstanding options represent the positive spread between the respective exercise prices of the outstanding options and the market value of the Common Stock as of December 31, 1997, which was $2.81.

(2) Value realized is based on the market value of the Company's Common Stock on the date of exercise, minus the exercise price, and does not necessarily indicate that the optionee sold the stock resulting from such exercise.

                             EMPLOYMENT AGREEMENTS

During 1997, the Company entered into Employment Agreements with each of the Named Executive Officers.

On July 1, 1997, the Company entered into three year restated employment agreements with each Named Executive Officer serving as an officer of the Company at such date: David Duncan, Jr., Zeev Hadass, John B. Henneman, III, James Herriman, Uzi Ish-Hurwitz, Laurie J. Mango, M.D. and Andrew C. Panagy (the "Executive Employment Agreements"). The material terms of each Executive Employment Agreement are substantially similar with the exception of certain terms for Mr. Ish-Hurwitz which are described below. The respective Executive Employment Agreement of each such Named Officer sets forth such individual's executive position and duties. Each Executive Employment Agreement provides for a base salary of $151,000 per year, three weeks' vacation, and participation in Company benefit plans, including eligibility for bonuses and stock option grants. Notwithstanding their contractual agreements with the Company, from September 16, 1997 through November 1, 1997, each of the foregoing Named Executive Officers adopted a voluntary reduction in salary of approximately 15%. Each Executive Employment Agreement may be terminated with or without cause or upon death or disability. Upon termination of employment upon death or disability, the Company shall pay the shorter of one year's salary from the date of such event or the end of the term, and continue to provide, for such period, to the disabled individual and/or his or her surviving dependents Company benefits as then in effect. In the event of termination for cause, the Company shall have no further obligations with respect to base salary, and any entitlement to benefits will be determined in accordance with Company policy as then in effect. In the event of termination without cause, for a period of one year following such date, the Company shall continue to pay the base salary and provide the benefits in effect prior to such termination. Each Executive Employment Agreement contains confidentiality and non-competition covenants having a respective duration of five years and two years following termination. Each Executive Employment Agreement provides for automatic renewals for additional one year periods following each term unless either party gives ninety days prior notice. The Executive Employment Agreement of Mr. Ish-Hurwitz varies from the foregoing Executive Employment Agreements by having a base salary of $174,000 per year and provision for certain other benefits customary for executives serving similarly situated companies in Israel.

On November 4, 1997, the Company entered into a three year employment agreement with Dr. Sohmer with respect to his services as President and CEO (the "CEO Agreement"). The material terms of the CEO Agreement provide for a base salary of $350,000 per year which may be increased upon review of individual and Company performance, and eligibility for a bonus each year of up to 50% of such base salary, provided, however, that for the 1998 fiscal year a guaranteed bonus of $175,000 shall be paid by the Company. The CEO Agreement provides for a grant of options exercisable for an aggregate of 750,000 shares of Common Stock at an exercise price of $4.56 per share, and a grant of options exercisable for an additional 250,000 shares of Common Stock at an exercise price of $10.00 per share, in each case vesting 25% each year, commencing on the first anniversary of the date of grant. The CEO Agreement provides for customary benefits offered to all employees of the Company, three weeks' vacation and reimbursement of relocation expenses. The CEO Agreement may be terminated upon death or disability, or by the Company with or without cause. In the event of death or disability, the Company shall continue to pay base salary and benefits for one year following such date. In the event of termination for cause, the Company shall have no further obligations with respect to base salary but shall provide benefits in accordance with Company policy as then in effect. In the event of termination without cause, the Company shall continue to pay the base salary and benefits for a period of 18 months following the termination date. The CEO Agreement contains customary confidentiality provisions and a non-competition covenant having a duration of two years following termination. The CEO Agreement provides for automatic renewals for additional one year periods following each term unless either party gives ninety days prior notice.

In connection with the resignation of Mark Rutenberg as President and CEO of the Company, the Company entered into a revised and restated employment agreement with Mr. Rutenberg on June 29, 1997 (the "Revised Agreement") which will remain in effect until November 19, 1998. The material provisions of the Revised Agreement provide for Mr. Rutenberg's continuation of employment with the Company at an annual salary of $200,000 per year and participation in the Company's executive benefit plans. In addition, the Revised Agreement provides for a non-recourse loan to Mr. Rutenberg in the amount of $600,000 which has been secured by his pledge of 100,000 shares of Common Stock. The loan is repayable on the earlier of November 30, 1999 or the date which is ten days after termination of his employment for any reason. The Revised Agreement may be terminated for cause or by either party upon thirty days written notice. The Revised Agreement provides that in the event of his voluntary termination prior to November 19, 1998 or if terminated for cause, Mr. Rutenberg shall receive $598,000. If terminated for reasons other than cause, he shall receive $598,000 and the equivalent of his remaining base salary as measured from such termination date until the expiration date of the Revised Agreement. The options held by Mr. Rutenberg to purchase Company stock have also been extended so as to expire eight and one-half years after the expiration date of the Revised Agreement, provided, however, that the Performance Based Option may be exercised for such extended period only to the extent vested and exercisable at the expiration date of the Revised Agreement. The Revised Agreement also contains confidentiality and non-competition covenants for periods of five years and two years respectively, and assignments to the Company of all rights to inventions, discoveries, improvements and patentable and copyrightable works conceived by him in the course of his employment with the Company that are related to the business or activities of the Company.

The employment agreement governing Mr. Rutenberg's service during 1997 as President and Chief Executive Officer of the Company (the "Former CEO Agreement") commenced in November 1993 and terminated on June 29, 1997 upon the effectiveness of the Revised Agreement described above. The Former CEO Agreement provided for an annual base salary, benefits, the use of a Company car and eligibility for bonuses and stock option grants. In the event terminated other than for cause or disability or by Mr. Rutenberg for good reason, the Former CEO Agreement provided for the Company to pay Mr. Rutenberg a one-time severance payment equal to 2.99 times his annual base salary and continue benefits for the shorter of one year or the balance of the term of his employment agreement. If employment were terminated for cause or by Mr. Rutenberg without good reason, Mr. Rutenberg would have been entitled to receive his salary through his date of termination. If employment were terminated due to death or disability, the Company would have continued base salary and benefits for the shorter of one year following such event or the balance of the term of agreement. The Former CEO Agreement contained confidentiality and non-competition covenants and also assignments to the Company of all rights to inventions, discoveries, improvements and patentable and copyrightable works conceived by him in the course of his employment with the Company that were related to the business or activities of the Company.

CONSULTING AGREEMENTS

The Company has entered into consulting agreements with various individuals. See the discussion set forth above under the caption, "Compensation Committee Interlocks and Insider Participation" and the disclosures below under the caption, "Certain Transactions."


               (Proxy Statement Continues on the Following Page)

                     REPORT ON 1997 EXECUTIVE COMPENSATION

The Company's executive compensation programs are designed to attract, retain and motivate the executive talent required to achieve the Company's business objectives and increase stockholder value. The 1997 compensation programs for the Company's executive officers (the "Management") were administered by the entire Board of Directors, based upon the recommendations of the Compensation Committee.

GENERAL

Under the Company's compensation policies relating to Management, total compensation for each member of Management consists of a base salary and may also include an annual cash bonus and long-term incentives. The long-term incentives may consist of stock options, stock appreciation rights, dividend equivalent rights, restricted and unrestricted stock, performance units and performance shares. The annual bonus and long-term incentives introduce risk to the total executive compensation package. These elements are variable, may fluctuate significantly from year to year and are directly tied to Company and individual performance.

To ensure that Management's interest in the Company is aligned with those of its stockholders, a portion of executive compensation is generally delivered through equity. Equity compensation is linked to the long-term performance of the Company and is used to provide an incentive that focuses attention on managing the Company from an owner's perspective. Compensation tied to equity in the Company provides a level of risk and upside opportunity that motivates Management to achieve the Company's long-term goals and objectives.

The Compensation Committee annually reviews the competitiveness of the Company's executive compensation programs and recommends changes, if any, to the Board of Directors.

EXECUTIVE OFFICERS' COMPENSATION

The Board of Directors adopted a peer companies compensation program in 1997 following a study commissioned by the Board of Directors and undertaken by KPMG Peat Marwick LLP ("KPMG"). The KPMG study provided compensation reference points through analysis and comparison to a group of peer companies in the medical device industry which have significant high-technology product orientation and similar market capitalization-to-revenue ratios (collectively, the "Peer Companies"). The Board of Directors relied on KPMG's findings to determine that the compensation of Management should, as an aggregate of salary, bonus awards and stock options, follow as a general guideline the median of the Peer Companies' compensation range. The cash bonuses which may be granted by the Board of Directors under its Peer Companies compensation program are intended to reward both corporate and individual performance with each such component weighted 50% of the total cash bonus award, except in the case of the Chief Executive Officer whose terms are described below under the caption "CEO Compensation." The Board of Directors has established targets for cash bonus awards in amounts graduated by officer level that, when aggregated with such officer's salary and target stock option grant, follow as a guideline the median of the Peer Companies' aggregate compensation range for such grade level. The corporate performance portion of bonuses is based on objective criteria and the individual performance portion is based on subjective criteria. Minimum dollar thresholds for corporate performance are set by the Board of Directors, 80% percent of which must be attained prior to the grant of any corporate performance portion of the bonus award. The corporate performance portion of the bonus awarded is pro-rated proportionate to the percentage of the threshold target attained. The portion of the cash bonus related to individual performance is determined by considering the executive officer's position level, the area of responsibility and by reviewing whether such person has performed in an outstanding manner, above expectations, meeting expectations, or below expectations.

No cash bonuses were granted by the Board of Directors to Named Executive Officers with respect to 1997 Company performance.

The Board of Directors granted extraordinary service bonuses to John B. Henneman, III, and Uzi Ish-Hurwitz, who, in addition to their respective 1997 appointed duties, served together as Co-Chief Executive Officers of the Company from July 1997 until November 1997. Each such extraordinary service bonus was paid in the amount of $22,650 in January 1998. No other cash bonuses were granted by the Board of Directors to Named Executive Officers with respect to 1997 individual performance.

Under its Peer Companies compensation program, the Board of Directors has determined that stock option grants to Management, when aggregated with each executive officer's salary and maximum potential bonus award, should follow as a guideline the median of the Peer Companies' aggregate compensation range. The targeted option grant levels assume an annual award of stock options with an exercise price set at the publicly traded market value of the Company's Common Stock on a fixed date. All such options are for the purchase of Common Stock. In granting stock option awards, the Board of Directors may also take into account prior stock option grants in determining the number of stock options that may be granted to each recipient.

In February 1997 the Board granted an aggregate of 225,000 stock options to the Named Executive Officers at an exercise price of $10.13 per share, vesting over a five year period and having a ten year term. During the first six months of 1997, however, the market price of the Common Stock of the Company decreased such that options held by key employees had exercise prices substantially above the market price. The Board of Directors concluded that in order for stock options to continue to be sufficient incentive to the Company's key employees, the replacement of these options with newly priced options was necessary. Accordingly, effective July 28, 1997, the Board of Directors offered to each Named Executive Officer serving the Company at that date, the opportunity to exchange all stock options granted subsequent to October 1, 1996 (the "No-Value Options") for Replacement Options in an amount equal to 80% of the respective No-Value Options relinquished by such Named Executive Officer, with a new exercise price of $4.00 per share and a vesting period of 25% per year commencing at the first anniversary of the date of such replacement grant, with a 25% accelerated vesting provision if the Named Executive Officer is terminated without cause by the Company on or prior to June 30, 1998. All such Named Executive Officers holding No-Value Options accepted the exchange offer and an aggregate of 225,000 No-Value Options were canceled upon issuance of 180,000 Replacement Options to the Named Executive Officers. The new exercise price of $4.00 per share was determined by the fair market value of the Company's Common Stock as quoted on NASDAQ at the close of business on the day prior to the date of grant. The Replacement Options provide for the purchase of a fewer number of shares of Common Stock, but have a shorter vesting period than the No-Value Options which they replaced. In determining to offer the Replacement Options to the Company's Management, the Board of Directors considered many factors, including, but not limited to, the fairness of such replacement in relation to the Company's other stockholders. The Board of Directors concluded that replacement of a fewer number of shares would reduce stockholder dilution while permitting the Company to more effectively retain and motivate its key employees. The Board's rationale for shortening the vesting period of the Replacement Options was to coordinate the time requirements for full vesting of such options relative to the originally anticipated vesting schedule for the No-Value Options. Excluding Dr. Sohmer, whose option grants in November 1997 are discussed in further detail below under the caption "CEO Compensation", the Replacement Plan resulted in a net grant of 180,000 stock options to the Named Executive Officers during the fiscal year ended December 31, 1997.

In addition, in recognition of the importance of maintaining continuity of Management following the appointment of Dr. Sohmer as the new President and CEO, the Board of Directors amended all employee stock option agreements held by each of the Named Executive Officers, extending the exercise period for the vested portion of such options, upon termination of employment with the Company, from a period of ninety days to a period of three years from such termination date, provided that the respective Named Executive Officer remain with the Company until June 30, 1998. The exercise extension period also becomes effective with respect to such options if a Named Executive Officer is terminated without cause prior to June 30, 1998.

CEO COMPENSATION

On November 4, 1997 the Board of Directors appointed Paul R. Sohmer, M.D. to the position of President and Chief Executive Officer of the Company and elected him to the Board of Directors. In negotiating Dr. Sohmer's compensation package, the Board of Directors took into account the arrangements of similarly situated companies with executives of Dr. Sohmer's comparable expertise and experience, as well as the Company's need to attract, maintain and provide incentives for a highly qualified Chief Executive Officer capable of addressing the near-term and long-term challenges facing the Company. Dr. Sohmer's employment agreement provides for a base salary of $350,000 per year that may be increased annually at the discretion of the Compensation Committee. In considering base salary adjustments to Dr. Sohmer's compensation, the Board of Directors intends to follow as a guideline amounts that, when aggregated with stock option grants and maximum potential bonus award, are at the median of the Peer Companies' aggregate compensation range. The salary for Dr. Sohmer reported in the Summary Compensation Table above reflects the salary actually paid to Dr. Sohmer in 1997. As part of Dr. Sohmer's employment agreement, he will receive a guaranteed bonus of $175,000 for the first year of his employment, and thereafter be eligible for a 50% bonus above his annual base salary. The Board of Directors has determined that the criteria for granting future year cash bonuses to Dr. Sohmer will be based entirely on corporate performance. The total cash compensation received by Dr. Sohmer in respect of his 1997 service as President and Chief Executive Officer of the Company was $55,865. Dr. Sohmer received two option grants in connection with his appointment as President and CEO of the Company. The first such option is exercisable for 750,000 shares of Common Stock at an exercise price of $4.56 per share, and the second option is exercisable for 250,000 shares of Common Stock at an exercise price of $10.00 per share, with each such option vesting at a rate of 25% per year commencing on the first anniversary of the date of grant. Each such option has a term of ten years. The Board of Directors has determined that stock option grants to Dr. Sohmer in fiscal year 1998 and future periods should follow as a guideline amounts that, when aggregated with salary and maximum potential bonus award, are at the median of the Peer Companies' aggregate compensation range. The targeted grant levels assume an annual award of stock options with an exercise price set at the publicly traded market value of the Company's Common Stock on a fixed date.

Messrs. John B. Henneman, III and Uzi Ish-Hurwitz were appointed by the Board of Directors in July 1997 to serve as Co-Chief Executive Officers of the Company until the appointment of a new President and CEO of the Company. During such tenure, each of Messrs. Henneman and Ish-Hurwitz also continued to serve the Company in their other respective officer capacities to which they were appointed prior to their special appointments as Co-Chief Executive Officers. The two officers were compensated according to the terms of their respective Executive Employment Agreements entered into on July 1, 1997, governing, in the case of Mr. Henneman, his services at such time as Co-CEO, Vice President of Corporate Development, Secretary and General Counsel, and in the case of Mr. Ish-Hurwitz, his services at such time as Co-CEO, Executive Vice President, Chief of Technical Operations and President, Neuromedical Systems Israel, Ltd. Under the terms of each such agreement, the per annum base salary is $151,000 for Mr. Henneman, and $174,000 for Mr. Ish-Hurwitz. Notwithstanding their contractual agreements with the Company, from September 16, 1997 through November 1, 1997, each of Messrs. Henneman and Ish-Hurwitz adopted a voluntary reduction in salary of approximately 15%. In recognition of the importance of maintaining continuity of Company management following the anticipated appointment of a new President and CEO, in September 1997 the Board of Directors entered into amendments of the employee stock option agreements held by Messrs. Henneman and Ish-Hurwitz extending the exercise period for such options upon termination of employment with the Company from a period of ninety days to a period of three years from such termination date, provided that they remain with the Company until June 30, 1998 or are terminated without cause prior to such date. Upon the appointment in November 1997 of Dr. Sohmer as President and CEO, Messrs. Henneman and Ish-Hurwitz resumed their full time services to the Company in their other respective executive capacities.

Mr. Mark R. Rutenberg founded the Company and served as its President and CEO from inception in 1988 until June 29, 1997 when he resigned from his executive positions. He served as Non-Executive Chairman of the Board of Directors until November 1997 when he became Non-Executive Vice Chairman of the Board. Pursuant to the terms of his Revised Employment Agreement, Mr. Rutenberg currently remains an employee of the Company. Mr. Rutenberg's actual salary earned in his capacity as President and CEO from January 1, 1997 through his resignation from such positions on June 29, 1997 was $97,067. Mr. Rutenberg received no cash bonus in respect of 1997 individual or corporate performance. The salary reported in the Summary Compensation Table above sets forth the aggregate amounts paid to Mr. Rutenberg for 1997 services to the Company in all capacities. Mr. Rutenberg received 70,000 stock options in February 1997 at an exercise price of $10.13, vesting at a rate of 20% on each anniversary of the date of grant and having a ten year term. Such options were subsequently canceled and replaced by 56,000 stock options on July 28, 1997 at an exercise price of $4.00 per share, vesting at a rate of 25% on each anniversary of the date of such grant and having a ten year term, pursuant to the Replacement Plan adopted by the Board of Directors, as discussed in further detail above in this Executive Compensation Report under the caption "Executive Officer Compensation."

Messrs. Rutenberg and Ish-Hurwitz excused themselves from discussions and determinations by the Board with respect to all issues concerning their respective compensation, including salary, bonus, and stock option awards.

The foregoing Report on 1997 Executive Compensation is submitted by the members of the 1997 Compensation Committee of the Board of Directors.

                                    Elizabeth Cogan Fascitelli
                                    Carl Genberg
                                    Arthur L. Herbst, M.D.

                               PERFORMANCE GRAPH

The graph and chart set forth below show the value of an investment of $100 from the period beginning on December 7, 1995 (the date of the initial public offering of the Company's Common Stock at a price of $15.00 per share) in each of the Company's Common Stock ("NSIX"), the NASDAQ Stock Market Total Return Index ("NASDAQ") and the Dow Jones Medical and Biotechnology Industry Group Index (the "Group Index"). All values assume reinvestment of the pre-tax value of dividends paid by companies included in each of these indexes and calculations as of the dates set forth below.


                             [GRAPH APPEARS HERE]

                12/7/95    12/31/95  12/31/96  12/31/97
                -------    --------  --------  --------
NSIX            $100.00    $134.17    $88.34    $18.73
NASDAQ          $100.00     $99.90   $122.59   $151.40
GROUP INDEX     $100.00    $107.08   $113.69   $147.13



               (Proxy Statement Continues on the Following Page)

                                   PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1998, upon the recommendation of its Audit Committee. Ernst & Young LLP has served as auditors for the Company since 1993. A representative of Ernst & Young LLP will be in attendance at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and will be available to respond to questions from stockholders.

Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1998.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.


       COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) promulgated under the Exchange Act requires executive officers, directors, and persons who beneficially own more than ten percent (10%) of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership of the Company's securities with the SEC.

Based solely on a review of such information and the copies of the filings furnished by executive officers and directors to the Company, the Company believes that during fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to the Company's executive officers, directors and persons who beneficially own more than ten percent (10%) of the Company's Common Stock were complied with except for Arthur L. Herbst, M.D., a director of the Company, whose Form 4 was due but not filed in September 1997 with respect to a purchase of Company Common Stock in August 1997, and C. Raymond Larkin, Jr., whose entry Form 3 filing inadvertently omitted 2,500 shares of Common Stock which were purchased in the Company's initial public offering in December 1995. In addition, the Form 5 for each of Dr. Herbst and Mr. Larkin in respect of the foregoing reports was due in February 1998 but not filed until March 1998.

                             CERTAIN TRANSACTIONS

License Agreements. From 1989 through 1991, the Company sold various long-term territorial license agreements (the "License Agreements") for the PAPNET(R) Testing System. Following mergers of the various entities holding the License Agreements, there are currently two licensees. Carl Genberg, a director of the Company and member of the Compensation Committee, has significant ownership interests in the two licensees and is an officer and director of Cytology West, Inc., holder of the License Agreement relating to Arizona, Nevada, Utah and San Diego County. The holders of the License Agreements receive royalties on an annual basis which the Company estimates will be approximately 10% of its United States revenues over the term of the License Agreements, however, the actual expense of such royalties may differ from the estimated percentage depending on variation in geographical origin of Company revenues. In 1997, the Company's royalty obligation was equal to approximately 18.9% of the Company's United States revenues, because a disproportionate share of revenues came from certain licensed territories. The Company's aggregate royalty expense incurred under the License Agreements was approximately $988,000, $286,000 and $87,000 in 1997, 1996 and 1995, respectively. In accordance with a settlement agreement entered into in 1995 which clarified previously disputed elements of the License Agreements, the Company is renegotiating revised licenses with the two licensees pursuant to which the rights and obligations will be clarified but as to which the economic terms will not be materially altered except that slides received by the Company from multistate national laboratories will be deemed to have been received from the licensed territories pro rata with respect to each territory's population as a percentage of the entire United States population. The Restated Licenses will expire on December 31, 2025.

PFEL Transactions. Until June 1, 1997, the Company was a party to an exclusive representation agreement with Papnet (Far East) Ltd. ("PFEL") for the distribution of the Company's PAPNET(R) Testing System in Asia Pacific markets, pursuant to which the Company incurred aggregate expenses of approximately $53,000 in 1997, $142,000 in 1996 and $136,000 in 1995. Included in such amounts are management fees paid by the Company in connection with assistance rendered by PFEL with respect to the establishment of the Company's Asia Pacific operations center in Hong Kong. Dr. Stephen Ng is the President and an 18.3% stockholder of PFEL and was also member of the Company's Board of Directors from 1994 until the Company's Annual Meeting of Stockholders on May 15, 1997 when his term of office expired. Dr. Ng is also the President of Compuscreen Medical Diagnostic Centre ("Compuscreen"), owned by New System International, Ltd., a Hong Kong subsidiary of PFEL ("New System International"), which was a customer of the Company until the acquisition described below. The Company recorded approximately $211,000, $531,000 and $259,000 in revenue from Compuscreen in 1997 (prior to the acquisition described below), 1996 and 1995, respectively. In an agreement effective as of June 1, 1997, the Company acquired from PFEL 100% of the stock of New System International for a net cost of $1,564,000. Dr. Ng served as president of New System International prior to its acquisition and continues in such capacity as an employee of the Company at fair market compensation unrelated to any acquisition payments. As part of the acquisition of New System International, PFEL paid the Company $800,000 for the right to participate in a royalty of 3% to 4% based on Company sales in Hong Kong, China and Taiwan over a 15 year period (the "Royalty Arrangement"). Under the terms of the Royalty Arrangement, commencing September 2001 and ending September 2005, PFEL may, at its option, require the Company to repurchase its rights under the Royalty Arrangement for an aggregate purchase price equal to five times the trailing year's royalty due (the "Repurchase Option"). The Repurchase Option is payable at the election of the Company in either cash or in Company Common Stock. If the Repurchase Option is exercised by PFEL and made payable by the Company in Common Stock, (i) the price of the Common Stock will be determined based on the average publicly quoted closing price of the most recent 30 day period prior to exercise of the Repurchase Option, and (ii) the Company will provide registration rights with respect to such Common Stock. The Royalty Arrangement contains a provision providing that in the event of cessation of the Company's Asia Pacific operations, a termination fee shall be due and payable to PFEL in an amount equal to $800,000 less the sum of all royalty payments previously paid.

Medical Consulting Agreement. Dr. Herbst, a director of the Company, has served as a consultant to the Company in the field of gynecological oncology since 1994. Dr. Herbst's consulting agreement provides the Company with additional intellectual resources in the areas of product development, commercialization and clinical studies of the PAPNET(R) Testing System. Dr. Herbst's consulting agreement provided for an annual base fee of $20,000 plus expenses and additional fees for any certain special projects. The consulting agreement with Dr. Herbst expired at the end of 1997. The Company is currently negotiating a new consulting agreement with Dr. Herbst which is expected to be substantially the same as the prior agreement and to have a term ending on December 31, 1999. The Company paid Dr. Herbst approximately $32,000, $36,000 and $28,000 in 1997, 1996 and 1995, respectively, plus reimbursement of expenses incurred in connection with such services.

Technical Consulting Arrangement. Carl Genberg, a director of the Company, has served as a technical consultant to the Company with respect to matters relating to product development and analysis of competitors' products. During 1997 Mr. Genberg was paid $62,000 by the Company for his services in such capacity, plus reimbursement of expenses incurred in connection with such services.

Former CEO Employment Agreement. In connection with the resignation of Mark R. Rutenberg as President and CEO of the Company, the Company entered into the Revised Agreement on June 29, 1997 governing his continued employment with the Company, which will remain effective until November 19, 1998. Mr. Rutenberg is a class III director who is standing for re-election to the Board of Directors at the 1998 Annual Meeting of Stockholders. The material provisions of the Revised Agreement provide for Mr. Rutenberg's continuation of employment with the Company at an annual salary of $200,000 per year and participation in the Company's executive benefit plans. The Revised Agreement also provides for a non-recourse loan to Mr. Rutenberg from the Company in an amount of $600,000 which has been secured by his pledge of 100,000 shares of Company common stock. The loan is repayable on the earlier of November 30, 1999 or the date which is ten days after termination of his employment for any reason. The Revised Agreement may be terminated for cause or by either party to the Revised Agreement upon thirty days written notice. The Revised Agreement provides that in the event of his voluntary termination prior to November 19, 1998 or if terminated for cause, Mr. Rutenberg shall receive $598,000; and if terminated for reasons other than cause, he shall receive in addition to such amount, the equivalent of his remaining base salary as measured from such termination date until the expiration date of the Revised Agreement. The options held by Mr. Rutenberg to purchase Company stock have also been extended so as to expire eight and one-half years after the expiration date of the Revised Agreement, subject to the terms of such stock options as of the execution date of the Revised Agreement, provided, however, that his Performance Based Option may be exercised during such extended period only to the extent vested and exercisable at the expiration date of the Revised Agreement. Under the terms of the Revised Agreement, the Company agreed to nominate Mr. Rutenberg for election to the Board of Directors.

The Company believes that the terms of the transactions described in this section are no less favorable to the Company than the terms it would have received if the transactions were entered into with parties unaffiliated with the Company.

                                 OTHER MATTERS

The entire cost of solicitation of proxies will be borne by the Company, including preparation, assembly and mailing of this Proxy Statement, the proxy card and other materials furnished to stockholders. Proxies may be solicited by mail, personal interview, telephone or telegraph. Directors, officers and other employees of the Company may solicit proxies by such methods without additional compensation. The Company will reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses incurred in connection with forwarding proxy material to their principals. Employees of D.F. King & Co., Inc. will solicit proxies at a fee of approximately $2,000 plus out-of-pocket expenses. American Stock Transfer & Trust Company will also solicit proxies as one of the services included within their monthly fee as the transfer agent of the Company.

As of the date of this Proxy Statement, the Company does not intend to present and has not been informed that any other person intends to present any business not specified in this Proxy Statement for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, proxies will be voted on such matters in accordance with the judgment of the person or persons authorized to vote the proxies.

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS THEREOF) FOR THE YEAR ENDED DECEMBER 31, 1997 MAY BE OBTAINED WITHOUT CHARGE BY CONTACTING THE COMPANY'S INVESTOR RELATIONS DEPARTMENT AT NEUROMEDICAL SYSTEMS, INC. TWO EXECUTIVE BOULEVARD, SUFFERN, NY 10901-4164, TELEPHONE (914) 368-3600.


                    SUBMISSION OF STOCKHOLDER PROPOSALS FOR
                INCLUSION IN THE COMPANY'S 1999 PROXY STATEMENT

In accordance with Rule 14a-8 of the SEC under the Exchange Act, stockholders may present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. To be considered, proposals must be submitted on a timely basis. It is presently anticipated that the proxy for the 1999 Annual Meeting will be mailed on or about April 7, 1999. Consequently, proposals for the 1999 Annual Meeting must be received by the Company no later than December 7, 1998. Proposals, as well as any questions related thereto, should be submitted in writing to the Secretary of the Company. Proposals may be included in the proxy statement for the 1999 Annual Meeting if they comply with certain rules and regulations promulgated by the SEC.

By order of the Board of Directors,

/s/ John B. Henneman, III

JOHN B. HENNEMAN, III
Executive Vice President of US Operations
  Secretary and Chief Legal Officer

Suffern, New York
April 7, 1998

FORM OF PROXY - Side 1

NEUROMEDICAL SYSTEMS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 7, 1998

The undersigned hereby appoints Paul R. Sohmer, M.D., John B. Henneman, III and Mark L. Smith as Proxies, each with the power to appoint his substitute, and hereby authorizes them, to represent and vote, as designated on the reverse, all shares of common stock of Neuromedical Systems, Inc. (the "Company") held of record by the undersigned on March 5, 1998, at the Annual Meeting of Stockholders of the Company to be held on May 7, 1998 and any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated April 7, 1998, and the 1997 Annual Report to Stockholders.

(Continued and to be Signed on Reverse Side.)
--------------------------------------------------------------------------------
FORM OF PROXY - Side 2
Please mark your votes as in this example     X
                                          ---------

1.    ELECTION OF CLASS III DIRECTORS
      FOR all nominees (except as noted below) ____
      WITHHOLD AUTHORITY to vote for all nominees ____
      Nominees:   Elizabeth Cogan Fascitelli   Mark R. Rutenberg
      INSTRUCTION: To withhold authority to vote for any nominee(s), write the name(s)
      on the line below.

     ------------------------------------------------------------------------------

2. Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998:

    FOR ____ AGAINST ____ ABSTAIN ____

Transact such other matters as may properly come before the Annual Meeting.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

Signature ___________________________________________ Date ___________________,
1998
Print name and title:

Signature ___________________________________________ Date ___________________,
1998
Print name and title:

Note: Please sign exactly as your name appears on this Proxy. If acting as executor, administrator, trustee, guardian, etc., please indicate full title as such when signing. If a corporation, please sign the full corporate name by duly authorized officer. If a partnership, please sign full partnership name by authorized person. If shares are held jointly, please have each stockholder sign.